UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 35 or 15(d) of the Securities Exchange Act of1934

Date of Report (Date of earliest event reported)           October 20, 2011

US HIGHLAND, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	333-139685	26-4144571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

17424 South Union Avenue, Mounds, OK	74047
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone numbers, including area code	(918) 827-5254

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 20, 2011, we accepted a consent to act of Adrian Lee as director of our company.  We increased the number of directors on our board of directors to three (3) and appointed Mr. Lee to fill the ensuing vacancy.

Adrian Lee

Adrian Lee is an expert in mechanical engineering and retail sales and has extensive experience in the automotive and tool making industries.  His education experience includes an apprenticeship with the world renowned Bridon Group (previously known as British Ropes), located in Doncaster, South Yorkshire, United Kingdom, as a tool making engineer.  He completed his training and received his certificate in May 1985 and continued his employment with Bridon Group until July 1986.  Mr. Lee was accepted into Her Majesty’s Royal Navy Forces as a Clearance Diver and served for six years until August 1992.

Since completing his military services, he worked extensively in the tool making industry, serving in various engineering and sales management positions.  From January 2003 to December 2006, he served as a Commercial Sales Director of Stonacre Automotive Dealership located in Donaster, Yorkshire, United Kingdom.

In December 2006, he founded his own automotive dealership called Prestigious Motorcar Retail Company, also located in Doncaster, South Yorkshire, United Kingdom, which focused on restoration of vintage cars.  The company became hugely successful and Mr. Lee sold the company in November 2010 at a significant profit.

This past cusses has afforded Mr. Lee the ability to satisfy his desire to travel throughout Europe from November 2010 until September 2011.

We appointed Adrian Lee as a member to our board of directors due to his mechanical engineering and extensive experience in the automotive and tool making industries.  We feel his background and dealership successes makes Mr. Lee a perfect fit for the US Highland team.

Our board of directors now consists of John R. Fitzpatrick, III, Rob Harris and Adrian Lee.  There have been no transactions between our company and Mr. Lee since the company’s last fiscal year that would be required to be reported herein.  There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

US HIGHLANDS, INC.

/s/Rob Harris

Rob Harris

Chairman of the Board

Date:  October 24, 2011